Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Novavax, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Novavax, Inc. Amended and Restated 2013 Employee Stock Purchase Plan - Common Stock, par value $0.01 per share	457(c) and 457(h)	550,000	$54.55	$30,002,500	0.0000927	$2,781.24
Equity	Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan - Common Stock, par value $0.01 per share	457(c) and 457(h)	2,400,000	$54.55	$130,920,000	0.0000927	$12,136.29

Total Offering Amounts					$160,922,500		$14,917.53
Total Fee Offsets							—
Net Fee Due							$14,917.53

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement also covers such additional shares of the Registrant’s Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sale price of the Registrant’s Common Stock, as reported by the Nasdaq Global Select Market on August 1, 2022, which were $56.28 and $52.81, respectively.